Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	January 26, 2012
CONTACT:	Thomas D. Cestare

Executive Vice President and Chief Financial Officer

PHONE:	(215) 864-6009

BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES QUARTER AND YEAR ENDED DECEMBER 31, 2011 RESULTS

PHILADELPHIA, PENNSYLVANIA, January 26, 2012 — Beneficial Mutual Bancorp, Inc. (“Beneficial”) (NASDAQGS: BNCL), the parent company of Beneficial Bank (the “Bank” or the “Company”), today announced its financial results for the quarter and year ended December 31, 2011.

Beneficial recorded net income of $5.9 million, or $0.08 per share, for the quarter ended December 31, 2011, compared to a net loss of $356 thousand, or $0.00 per share, for the quarter ended December 31, 2010. Net income for the year ended December 31, 2011 totaled $11.0 million, or $0.14 per share, compared to a net loss of $9.0 million, or $(0.12) per share, for the year ended December 31, 2010. Net income for the year ended December 31, 2011 included $5.1 million of restructuring charges related to the implementation of our expense management reduction program during the first quarter of 2011. Net loss for the year ended December 31, 2010 was driven by a provision for loan losses of $70.2 million due to specific reserves required for commercial real estate loans.

During the quarter ended December 31, 2011, Beneficial continued to benefit from the impact of the expense management reduction program that was implemented in the first quarter of 2011, as total non-interest expense decreased $3.9 million to $29.2 million for the quarter ended December 31, 2011 compared to $33.1 million for the fourth quarter of 2010. For the year ended, December 31, 2011, non-interest expense decreased $7.7 million to $120.7 million compared to $128.4 million for 2010. The year ended December 31, 2011 included a $5.1 million restructuring charges related to our expense reduction program implemented during the first quarter.

Credit costs have decreased from the prior year but continue to have a significant impact on our financial results. During the quarter and year ended December 31, 2011, the Bank recorded a provision for credit losses in the amount of $8.5 million and $37.5 million, respectively, compared to $8.0 million and $70.2 million for the quarter and year ended December 31, 2010, respectively. Although we have seen some improvement in our credit quality with non-performing assets decreasing $9.4 million during the fourth quarter of 2011 to $154.1 million, as compared to $163.5 million at September 30, 2011, we continue to experience high charge-off levels. During the year we continued to build our reserves and, at December 31, 2011, the Company’s allowance for loan losses totaled $54.2 million, or 2.10% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010. We expect that the provision for credit losses will remain elevated in 2012 as we continue to focus on reducing our non-performing asset levels.

During the year ended December 31, 2011, deposits decreased $347.5 million primarily due to the planned run-off of higher cost, non-relationship-based municipal deposits. For the year, planned municipal deposit run-off was $393.5 million which has helped stabilize net interest margin and improve our capital position. Loans decreased $111.3 million and $220.3 million, respectively, during the quarter and year ended December 31, 2011. Approximately 31.4% of the decrease during the year ended December 31, 2011 is related to our residential loan portfolio. In 2011, we established a new mortgage banking team and began to sell all agency eligible mortgage loans originated to better position the balance sheet for interest rate risk. During the quarter and year ended December 31, 2011, we recorded non-interest income of approximately $1.1 million and $1.2 million, respectively, related to these loan sales.

Gerard Cuddy, Beneficial’s President and CEO, stated, “During the fourth quarter of 2011, we continued to see improved profitability and capital levels as a result of the initiatives we have put in place during the year. We are encouraged by the decrease in our non-performing assets during the quarter and are focused on reducing our non-performing asset levels in 2012. During the quarter we announced our acquisition of St. Edmond’s Federal Savings Bank. This acquisition will increase our customer base and market share in our footprint and demonstrates Beneficial’s commitment to growth in the Philadelphia market. We expect the transaction to close sometime in the second quarter of 2012.”

Highlights for the quarter and year ended December 31, 2011:

•

During the quarter, we signed a definitive merger agreement to acquire St. Edmonds Federal Savings Bank, which had total assets of approximately $303 million and maintains five banking locations in the greater Philadelphia area. This merger will enhance our presence in southeastern Pennsylvania and increase our banking locations and market share within our region.

•	Capital levels improved and remain strong with tangible capital to tangible assets increasing to 11.3% at December 31, 2011 compared to 10.2% at December 31, 2010.

•

Non-performing loans, excluding student loans, decreased $11.0 million, or 9.3%, during the quarter to $107.9 million compared to $118.9 million at September 30, 2011. Non-performing assets decreased $9.4 million, or 5.7%, during the quarter to $154.1 million compared to $163.5 million at September 30, 2011.

•	At December 31, 2011, the Company’s allowance for loan losses totaled $54.2 million, or 2.10% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010.

•	Recorded non-interest income related to the sale of mortgage loans of $1.2 million for the year ended December 31, 2011 primarily driven by the newly established mortgage banking team.

•

Operating expenses decreased $3.9 million and $7.7 million for the quarter and year ended December 31, 2011, respectively, compared to the same periods in 2010 as a result of the expense management reduction program implemented during the first quarter of 2011.

Balance Sheet

Total assets decreased $333.7 million, or 6.8%, to $4.6 billion at December 31, 2011 compared to $4.9 billion at December 31, 2010. During the year, we took advantage of low interest rates to increase profitability, improve the Bank’s capital position, and reduce the Bank’s interest rate risk profile by selling investments and reducing higher cost, non-relationship-based municipal deposits. At December 31, 2011, we had higher than usual cash balances as we were holding cash to cover additional planned municipal deposit run-off that is expected to occur during 2012. As a result, cash and cash equivalents increased from $90.3 million at December 31, 2010 to $348.0 million at December 31, 2011. The balance of investments at December 31, 2011 decreased $275.2 million, or 16.7%, to $1.4 billion from $1.7 billion at December 31, 2010, as we sold longer term investments during 2011 to shorten the duration of the investment portfolio and better position Beneficial for rising interest rates.

Total loans decreased $220.3 million, or 7.9%, to $2.6 billion at December 31, 2011 from $2.8 billion at December 31, 2010. Approximately $69.2 million of the decrease relates to our residential loan portfolio and our decision to sell all agency eligible mortgage loans originated to better position the balance sheet for interest rate risk. During the year ended December 31, 2011, we sold $56.3 million of residential mortgage loans originated during the year and recorded non-interest income of $1.2 million related to these loan sales. The remainder of the decrease relates to a number of large commercial real estate pay-offs that occurred during the year as well as lower consumer loan balances due to continued weak demand.

Total deposits decreased by $347.5 million, or 8.8%, to $3.6 billion at December 31, 2011, from $3.9 billion at December 31, 2010, primarily due to the planned run-off of $393.5 million in municipal deposit accounts.

At December 31, 2011, stockholders’ equity increased to $629.4 million, or 13.7% of total assets, compared to $615.5 million, or 12.5% of total assets, at December 31, 2010.

Net Interest Income

For the quarter ended December 31, 2011, Beneficial reported net interest income of $34.8 million, a decrease of $2.3 million, or 6.1%, from the quarter ended December 31, 2010. The decrease in net interest income was primarily due to a 5.7% decrease in interest earning assets due to our previously discussed decision to shrink the balance sheet and run-off higher cost municipal deposits to strengthen capital, improve our net interest margin and lower loan balances. Net interest income for the quarter ended December 31, 2011 was also impacted by high levels of cash we were holding at December 31, 2011 to cover municipal deposit run-off. Despite the low interest rate environment, our net interest margin remained relatively stable, totaling 3.23% for the quarter ended December 31, 2011 as compared to 3.24% for the quarter ended December 31, 2010, largely due our efforts to re-price deposits.

We have been able to lower the cost of our liabilities to 0.95% for the quarter ended December 31, 2011 compared to 1.14% for the quarter ended December 31, 2010, by reducing borrowings and re-pricing higher cost deposits. The reduction in deposit costs has been primarily due to decreasing rates on our municipal deposit portfolio as we run-off higher cost, non-relationship-based municipal deposits. In addition, rates have dropped in all other deposit categories consistent with the interest rate environment.

For the year ended December 31, 2011, net interest income decreased $5.5 million, or 3.7%, to $142.1 million from $147.6 million for the year ended December 31, 2010. The net interest margin decreased 10 basis points to 3.22% for the year ended December 31, 2011, from 3.32% for the year ended December 31, 2010. The decrease in net interest income was driven by excess levels of cash and by low interest rates which have reduced the yields on our investment portfolio as excess liquidity is invested at lower yields. Mortgage re-financings have also resulted in lower yields on our mortgage portfolio. We have been able to reduce the cost of our interest bearing liabilities over this time period with average rates decreasing to 1.01% for the year ended December 31, 2011 from 1.31% for the year ended December 31, 2010.

Non-interest Income

For the quarter ended December 31, 2011, non-interest income totaled $7.1 million, an increase of $161 thousand, or 2.3%, from the quarter ended December 31, 2010. The increase was primarily due to $1.1 million of income recognized during the fourth quarter of 2011 in connection with the sale of mortgages, partially offset by decreases in insurance and advisory income and income related to the cash surrender value of our life insurance contracts.

Non-interest income decreased $2.0 million to $25.2 million for the year ended December 31, 2011 compared to the same period in 2010. The decrease in non-interest income was primarily due to a $1.7 million decrease in gain on the sale of securities and a $938 thousand decrease in insurance and advisory income, partially offset by $1.4 million of income recognized during 2011 in connection with the sale of loans as part our Small Business Administration lending and mortgage banking programs.

Non-interest Expense

For the quarter ended December 31, 2011, non-interest expense totaled $29.2 million, a decrease of $3.9 million, or 11.8%, from the quarter ended December 31, 2010. The decrease in non-interest expense was primarily due to a $1.4 million decrease in salaries and benefits and $1.3 million in operating expense reductions as a result of the cost savings initiatives implemented in the first quarter of 2011, as well as a $523 thousand decrease in FDIC insurance expense. These decreases in non-interest expense were partially offset by a $1.2 million legal settlement, an $894 thousand increase in loan expenses and a $475 thousand increase in professional fees related to the St. Edmonds Federal Savings Bank acquisition.

Non-interest expense decreased $7.7 million, or 6.0%, to $120.7 million for the year ended December 31, 2011 compared to the same period in 2010, primarily due to a $5.2 million decrease in salaries and benefits, a $2.7 million decrease in marketing expense and $3.6 million in other operating expense reductions as a result of the cost savings initiatives implemented during the first quarter of 2011. These decreases were partially offset by a $5.1 million restructuring charge recorded during the year, a $978 thousand increase in loan expenses and $632 thousand increase in real estate owned expenses.

Income taxes

For the quarter and year ended December 31, 2011, we recorded a benefit for income taxes of $1.7 million and $1.9 million, respectively, reflecting an effective rate of 39.9% and 21.0%, compared to a provision for income taxes of $3.3 million and a benefit for income taxes of $14.8 million for the quarter and year ended December 31, 2010. The tax rates differ from the statutory rate of 35% principally because of tax-exempt investments, non-taxable income related to bank-owned life insurance and tax credits received on affordable housing partnerships. These tax credits relate to investments maintained by the Company as a limited partner in partnerships that sponsor affordable housing projects utilizing low-income housing credits pursuant to Section 42 of the Internal Revenue Code. Results for the quarter ended December 31, 2011 also include the reversal of a charitable contribution valuation allowance recorded in prior periods that is now realizable based on current earnings levels.

Asset Quality

Non-performing loans, including loans 90 days past due and still accruing, decreased to $136.3 million at December 31, 2011, compared to $144.4 million at September 30, 2011. Non-performing loans at December 31, 2011 included $28.4 million of government guaranteed student loans, which represented 20.8% of total non-performing loans. Net charge-offs during the quarter and year ended December 31, 2011 were $8.4 million and $28.7 million, respectively, compared to $7.6 million and $70.7 million during the quarter and year ended December 31, 2010, respectively. At December 31, 2011, the Company’s allowance for loan losses totaled $54.2 million, or 2.10% of total loans, compared to $45.4 million, or 1.62% of total loans, at December 31, 2010.

Capital

Our capital ratios improved compared to the prior quarter as a result of our continued efforts to shrink the Company’s balance sheet. The Company’s capital position remains strong relative to current regulatory requirements. The Company continues to have substantial liquidity as the inflows of deposits have largely been retained in cash or invested in high quality government-backed securities. In addition, the Company continues to have significant available borrowing capacity from its contingent funding sources with over $1.1 billion in available liquidity. Our capital ratios as of December 31, 2011 compared to September 30, 2011 and December 31, 2010, as well as our excess capital over regulatory minimums as of December 31, 2011 to be considered well capitalized, are as follows:

	September 30,	September 30,	September 30,	September 30,	September 30,
				Minimum Well	Excess Capital
	12/31/2011	9/30/2011	12/31/2010	Capitalized Ratio	12/31/2011

Tangible Capital	11.30%	11.18%	10.16%
Tier 1 Capital (to average assets)	9.67%	9.70%	8.89%	5%	$213,817
Tier 1 Capital (to risk weighted assets)	18.09%	17.67%	15.69%	6%	$295,775
Total Capital (to risk weighted assets)	19.35%	18.93%	16.95%	10%	$228,781

About Beneficial Mutual Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 60 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through the Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of Beneficial’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	September 30,	September 30,	September 30,
	December 31,	September 30,	December 31,
	2011	2011	2010
ASSETS:
Cash and Cash Equivalents:
Cash and due from banks	$41,130	$38,029	$33,778
Interest-bearing deposits	306,826	360,051	56,521

Total cash and cash equivalents	347,956	398,080	90,299

Trading Securities	—	—	6,316

Investment Securities:
Available-for-sale	875,011	814,857	1,541,991
Held-to-maturity	482,695	414,319	86,609
Federal Home Loan Bank stock, at cost	18,932	19,929	23,244

Total investment securities	1,376,638	1,249,105	1,651,844

Loans:	2,576,129	2,687,415	2,796,402
Allowance for loan losses	(54,213)	(54,120)	(45,366)

Net loans	2,521,916	2,633,295	2,751,036

Accrued Interest Receivable	16,401	16,685	19,566

Bank Premises and Equipment, net	59,913	60,199	64,339

Other Assets:
Goodwill	110,486	110,486	110,486
Bank owned life insurance	35,277	34,901	33,818
Other intangibles	13,334	14,244	16,919
Other assets	114,183	115,613	185,162

Total other assets	273,280	275,244	346,385

Total Assets	$4,596,104	$4,632,608	$4,929,785

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$278,968	$276,035	$282,050
Interest bearing deposits	3,315,834	3,325,662	3,660,254

Total deposits	3,594,802	3,601,697	3,942,304
Borrowed funds	250,335	250,330	273,317
Other liabilities	121,587	152,088	98,617

Total liabilities	3,966,724	4,004,115	4,314,238

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock—$.01 par value	—	—	—
Common Stock—$.01 par value	823	823	823
Additional paid-in capital	351,107	349,994	348,415
Unearned common stock held by employee stock ownership plan	(19,856)	(20,306)	(22,587)
Retained earnings (partially restricted)	315,268	309,391	304,232
Accumulated other comprehensive income (loss), net	(1,162)	4,516	(1,882)
Treasury stock, at cost	(16,800)	(15,925)	(13,454)

Total stockholders’ equity	629,380	628,493	615,547

Total Liabilities and Stockholders’ Equity	$4,596,104	$4,632,608	$4,929,785

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	xxxxxxxx	xxxxxxxx	xxxxxxxx	xxxxxxxx	xxxxxxxx
	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010
INTEREST INCOME:
Interest and fees on loans	$33,672	$34,577	$36,812	$139,685	$146,753
Interest on overnight investments	287	254	116	890	437
Interest on trading securities	—	—	16	26	85
Interest and dividends on investment securities:
Taxable	8,745	8,286	10,481	35,955	45,627
Tax-exempt	823	849	1,060	3,587	4,612

Total interest income	43,527	43,966	48,485	180,143	197,514

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	1,555	1,562	2,926	7,742	10,541
Money market and savings deposits	2,160	2,300	2,463	9,158	9,507
Time deposits	2,886	3,173	3,088	12,531	14,710

Total	6,601	7,035	8,477	29,431	34,758
Interest on borrowed funds	2,109	2,100	2,930	8,615	15,138

Total interest expense	8,710	9,135	11,407	38,046	49,896

Net interest income	34,817	34,831	37,078	142,097	147,618
Provision for loan losses	8,500	9,000	8,000	37,500	70,200

Net interest income after provision for loan losses	26,317	25,831	29,078	104,597	77,418

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,618	1,898	1,941	7,720	8,658
Service charges and other income	5,414	4,205	4,859	16,783	15,934
Net gain on sale of investment securities	36	197	16	652	2,390
Impairment charge on AFS securities	—	—	—	—	(88)
Trading securities profits	—	—	91	81	326

Total non-interest income	7,068	6,300	6,907	25,236	27,220

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,360	13,960	14,733	55,812	61,048
Occupancy expense	2,702	2,610	2,848	11,040	11,815
Depreciation, amortization and maintenance	2,127	2,165	2,401	8,683	9,260
Marketing expense	469	951	857	3,189	5,898
Intangible amortization expense	910	908	858	3,584	3,511
FDIC Insurance	1,018	1,055	1,541	5,332	5,606
Restructuring charge	—	—	—	5,058	—
Other	8,600	6,575	9,836	28,012	31,252

Total non-interest expense	29,186	28,224	33,074	120,710	128,390

Income (Loss) before income taxes	4,199	3,907	2,911	9,123	(23,752)

Income tax (benefit) expense	(1,677)	(172)	3,267	(1,913)	(14,789)

NET INCOME (LOSS)	$5,876	$4,079	$(356)	$11,036	$(8,963)

EARNINGS (LOSS) PER SHARE—Basic	$0.08	$0.05	$0.00	$0.14	$(0.12)
EARNINGS (LOSS) PER SHARE—Diluted	$0.08	$0.05	$0.00	$0.14	$(0.12)

Average common shares outstanding—Basic	77,070,444	77,132,264	77,215,313	77,075,726	77,593,808
Average common shares outstanding—Diluted	77,194,042	77,244,916	77,215,313	77,231,303	77,593,808

BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES

Selected Consolidated Financial and Other Data of the Company (Unaudited)

(Dollars in thousands)

	000	000	000	000	000	000	000	000
	For the Quarter Ended				For the Year Ended
	December 31, 2011		December 31, 2010		December 31, 2011		December 31, 2010
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment Securities:	$1,692,094	2.33%	$1,784,843	2.62%	$1,698,359	2.38%	$1,651,804	3.07%
Trading Securities	—	—	7,324	0.85%	2,226	1.19%	7,804	1.10%
Overnight investments	449,836	0.25%	182,355	0.25%	351,304	0.25%	172,712	0.25%
Stock	19,225	0.00%	25,348	0.55%	20,878	0.02%	27,306	0.56%
Other Investment securities	1,223,033	3.13%	1,569,816	2.93%	1,323,951	2.99%	1,443,982	3.47%

Loans:	2,618,977	5.13%	2,784,525	5.27%	2,716,501	5.14%	2,794,245	5.25%
Residential	649,708	4.85%	690,899	5.07%	681,322	4.91%	672,391	5.22%
Commercial Real Estate	713,217	5.11%	780,283	5.21%	759,196	5.09%	786,296	4.95%
Business and Small Business	513,175	5.75%	528,199	5.71%	514,395	5.68%	535,611	5.57%
Personal Loans	742,877	4.96%	785,144	5.21%	761,588	5.03%	799,947	5.36%

Total Interest Earning Assets	$4,311,071	4.03%	$4,569,368	4.23%	$4,414,860	4.08%	$4,446,049	4.44%

Deposits:	$3,385,550	0.78%	$3,645,172	0.92%	$3,523,519	0.84%	$3,433,609	1.01%
Savings	760,412	0.62%	677,377	0.73%	740,466	0.66%	623,819	0.73%
Money Market	562,652	0.69%	620,670	0.77%	598,592	0.71%	622,762	0.80%
Demand	463,205	0.21%	387,606	0.26%	432,901	0.22%	373,737	0.29%
Demand—Municipals	757,294	0.69%	1,107,952	0.96%	873,234	0.78%	932,004	1.02%
Total Core Deposits	2,543,563	0.58%	2,793,605	0.77%	2,645,193	0.64%	2,552,322	0.79%

Time Deposits	841,987	1.36%	851,567	1.45%	878,326	1.43%	881,287	1.68%

Borrowings	250,332	3.35%	314,836	3.69%	255,594	3.37%	379,534	3.99%

Total Interest Bearing Liabilities	$3,635,882	0.95%	$3,960,008	1.14%	$3,779,113	1.01%	$3,813,143	1.31%

Non-interest bearing deposits	270,361		282,863		277,819		268,702

Net interest margin		3.23%		3.24%		3.22%		3.32%

ASSET QUALITY INDICATORS

	September 30,	September 30,	September 30,
(Dollars in thousands)	December 31, 2011	September 30, 2011	December 31, 2010

Non-performing assets:
Non-accruing loans	$107,907	$118,901	$95,803
Accruing loans past due 90 days or more*	28,423	25,515	27,932

Total non-performing loans**	136,330	144,416	123,735

Real estate owned	17,775	19,058	16,694

Total non-performing assets	$154,105	$163,474	$140,429

Non-performing loans to total loans	5.29%	5.37%	4.42%
Non-performing loans to total assets	2.97%	3.12%	2.51%
Non-performing assets to total assets	3.35%	3.53%	2.85%
Non-performing assets less accruing loans past due 90 days or more to total assets	2.73%	2.98%	2.28%

*	Includes $28.4 million, $25.5 million and $27.9 million in government guaranteed student loans as of December 31 and, September 30, 2011 and December 31, 2010, respectively.

**	Includes $22.2 million, $26.5 million and $26.7 million of troubled debt restructured loans (TDRs) as of December 31 and September 30, 2011 and December 31, 2010, respectively.

Impaired loan charge offs as a percentage of the unpaid principal balances at December 31, 2011 are as follows:

IMPAIRED LOANS:

	September 30,	September 30,	September 30,	September 30,
At December 31, 2011 (Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Charge offs	% of Unpaid Principal Balance
Impaired Loans by Category:
Commercial Real Estate	$29,367	$42,143	$(12,775)	30.31%
Commercial Business	26,959	34,182	(7,223)	21.13%
Commercial Construction	36,222	60,114	(23,892)	39.74%
Residential Real Estate	12,477	13,139	(662)	5.04%
Residential Construction	1,850	1,850	—	0.00%
Consumer Personal	1,032	1,431	(400)	27.93%

Total Impaired Loans	$107,907	$152,859	$(44,952)	29.41%

Key Performance ratios (annualized) are as follows for the quarter and year ended as indicated:

	September 30,	September 30,	September 30,	September 30,	September 30,
	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
PERFORMANCE RATIOS: (annualized)
Return on average assets	0.49%	0.34%	(0.04)%	0.23%	(0.18)%
Return on average equity	3.68%	2.54%	(0.28)%	1.77%	(1.39)%
Net interest margin	3.23%	3.21%	3.24%	3.22%	3.32%
Efficiency ratio	69.80%	68.79%	75.35%	72.14%	73.44%
Tangible Common Equity	11.30%	11.18%	10.16%	11.30%	10.16%